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Exhibit 99

[PARK PLACE ENTERTAINMENT LETTERHEAD]

NEWS

CONTACTS:	FOR IMMEDIATE RELEASE
Investors Josh Hirsberg 702.699.5269 hirsbergj@parkplace.com	Media Robert W. Stewart 702.699.5043 stewartr@parkplace.com

Park Place reports financial results
for fourth quarter and full year 2002

        Las Vegas, February 6, 2003—Park Place Entertainment Corporation (NYSE: PPE) today reported financial results for the quarter and full year ended December 31, 2002.

Fourth Quarter 2002 Results

        For the fourth quarter of 2002, Park Place reported a net loss of $(18) million, or $(0.06) per diluted share, including non-recurring items of $52 million. Adjusted earnings, excluding non-recurring items, were $0.05 per diluted share, exceeding the consensus of analysts' estimates.

        Fourth quarter non-recurring items include $9 million related to a contract settlement with the company's former president and chief executive officer, who resigned in November 2002. The company also recorded a $43 million charge in connection with the buyout of its partner in Bally's Lakeshore Casino in New Orleans, the settlement of all outstanding litigation involving the partnership and the revaluation of the property.

        For the year-ago quarter, the company reported a net loss of $(16) million, or $(0.05) per diluted share, including goodwill amortization. Results for the fourth quarter of 2001 did not include any non-recurring items.

        Fourth quarter adjusted earnings of $0.05 per diluted share compare to an adjusted loss of $(0.01) per diluted share for the fourth quarter of 2001, excluding goodwill amortization.

        Net revenue for the fourth quarter of 2002 was $1.106 billion, up slightly from $1.102 billion for the fourth quarter of 2001. Despite essentially flat revenues, earnings before interest, taxes, depreciation, amortization and non-recurring items (EBITDA) was $228 million for the fourth quarter of 2002, up 18 percent from the $194 million reported for the fourth quarter of 2001.

        Property EBITDA, which excludes corporate expense, was $246 million for the fourth quarter, up 17 percent from the $211 million in property EBITDA reported for the fourth quarter of 2001.

        The substantial year-over-year increase in EBITDA was due largely to the company's cost-reduction program, which has begun to yield significant results. Total operating expenses in the fourth quarter were $864 million, down four percent—or $35 million—from the $899 million reported for the fourth quarter of 2001.

2002 Year-End Results

        For the full year of 2002, Park Place reported adjusted net income of $160 million, or $0.53 per diluted share. That compares to an adjusted net income of $144 million, or $0.48 per diluted share, for the year ended December 31, 2001. Adjusted net income excludes non-recurring items, pre-opening expense, the cumulative effect of the accounting change related to goodwill and amortization of goodwill in 2001.

        Including the effect of the goodwill accounting change, non-recurring items and pre-opening expense, the net loss for full year 2002 was $(821) million, or $(2.70) per diluted share. For 2001, the net loss including non-recurring items, pre-opening expense and goodwill amortization was $(24) million, or $(0.08) per diluted share.

        In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the company recorded a non-cash charge in the first quarter of 2002 of $979 million to write down the value of goodwill associated with previous acquisitions.

        Net revenue for the full year 2002 was $4.652 billion, compared to $4.581 billion for the full year of 2001. EBITDA for 2002 was $1.107 billion, up from $1.078 billion for 2001. Property EBITDA, which excludes corporate expense, was $1.176 billion for 2002, up four percent from the $1.135 billion in property EBITDA reported for 2001.

Strategy Yields Results

        "We're beginning to realize significant benefits from the strategy we put in place in 2002," said Park Place President and Chief Executive Officer Wallace R. Barr. "Our cost reduction program is producing tangible results and we've strengthened our balance sheet by paying down nearly $400 million of indebtedness.

        "Across the company, we're delivering exciting new attractions for our guests—including The Colosseum at Caesars Palace—on budget and on time. We're using new technology to build stronger relationships with our customers and put more power into our brands. And we're exploring some potentially attractive opportunities at home and overseas," Barr added. "After a year of hard work, Park Place clearly is on the right path."

Fourth Quarter Highlights

        In the fourth quarter of 2002:

  •
  The Western Region reported a 62 percent increase in EBITDA over the fourth quarter of 2001, with a 63 percent year-over-year improvement at Paris/Bally's, a 50 percent gain at the Flamingo Las Vegas and a 16 percent improvement at Caesars Palace.

  •
  The Mid-South Region reported a ten percent year-over-year increase in EBITDA, with a 25 percent increase at Caesars Indiana and a 200 percent gain at the Sheraton Tunica.

  •
  Eastern Region EBITDA was down about six percent from the year-ago quarter, due primarily to poor weather in the month of December.

  •
  Company-wide EBITDA margins continued a positive trend. In the fourth quarter, the company reported an EBITDA margin of 20.6 percent, up from 17.6 percent in the fourth quarter of 2001.

  •
  The Western Region led the company in average daily rate (ADR) with $90, up from an ADR of $87 in the year-ago quarter. Occupancy was 86 percent, up from 82 percent for the fourth quarter of 2001.

Full Year 2002 Highlights

        In 2002, Park Place:

  •
  Inaugurated a comprehensive cost reduction program called "Work Smart" that has identified $94 million in operational and promotional savings at the company's 11 largest properties. In 2002, the expense categories tracked by Work Smart were $42 million lower than in 2001, the base year in which they were measured.

  •
  Reduced long-term debt by $398 million, decreasing the company's debt to EBITDA ratio from 5.0 times EBITDA at the end of the first quarter of 2002 to 4.4 times at the end of the fourth quarter.

  •
  Launched the Park Place Connection Card customer loyalty program in Las Vegas, which in 2002 nearly tripled the number of slot customers who played at more than one Park Place casino resort in Las Vegas. The program will expand to include comps and roll out throughout the rest of the country in 2003.

  •
  Deployed more than 19,000 EZ Pay-ready slot machines in Park Place properties across the county, and activated the "ticket-in, ticket-out" technology in nearly 40 percent of those machines. Customer reaction has been overwhelmingly positive.

  •
  Initiated a new Internet marketing program that drove a 45 percent year-over-year increase in online Las Vegas room-nights sold through Park Place web sites. In 2002, more than 20 percent of "free and independent" travelers to Park Place properties in Las Vegas booked their reservations through Park Place web sites.

  •
  Partnered with Mandalay Resort Group to launch the new LasVegas.com web site, intended to offer Las Vegas casino resorts an alternate channel for the direct sale of room nights. In December, the site attracted between 30,000 and 35,000 unique visitors each day.

  •
  In Las Vegas, completed construction of The Colosseum at Caesars Palace on time and on budget, and prepared to open other new attractions in 2003, including the Bradley Ogden restaurant at Caesars Palace, a new restaurant and night club at Paris Las Vegas and Jimmy Buffett's Margaritaville at the Flamingo Las Vegas.

  •
  In Atlantic City, opened The Gateway retail shops, meeting facility and pedestrian walkway connecting the Claridge Casino with Bally's Atlantic City, and launched a new, high-end slot salon at Bally's Atlantic City. The company also won regulatory approval to fully integrate the Claridge with Bally's Atlantic City.

  •
  Announced major new attractions for 2004 and beyond, including the Forum Shops III at Caesars Palace and a new, retail, dining and entertainment attraction on the historic Million Dollar Pier across from Caesars Atlantic City.

  •
  Received $120 million in cash proceeds from the divestiture of the company's equity interest in Jupiters Limited in Australia, and retained its management contracts for two Jupiters casinos.

        "In a quarter marked by internal transition and external challenges, management in all of our domestic regions did a terrific job implementing programs to lower costs and improve profitability," said Park Place Executive Vice President and Chief Financial Officer Harry C. Hagerty. "As we face the uncertainties of 2003, our continued focus on cost containment will be critically important as we work to achieve our goals.

        "Our priorities for the use of our cash flow will remain the same in 2003," Hagerty added. "The first priority is to reinvest in our properties—including both maintenance and new projects—to keep them competitive. The second priority is to further reduce our indebtedness and the third priority is to repurchase shares.

        "In 2003, we anticipate that reinvestment in our properties will be the focus of most of our free cash flow," Hagerty said.

Western Region

        EBITDA in the Western Region was $97 million in the fourth quarter of 2002, up nearly 62 percent from $60 million for the fourth quarter of 2001. EBITDA margin for the Western Region was 20.1 percent, up from 12.7 percent in the fourth quarter of 2001. Much of the EBITDA improvement is associated with the company's cost control program. EBITDA margins improved at all Las Vegas properties, which together represent the greatest opportunity for margin growth company-wide.

        On the Las Vegas Strip, revenue per available room (RevPAR) was three to four percent below 2000 levels at Caesars and Paris/Bally's, while the Flamingo was down 12 percent from that period.

        Fourth quarter results improved significantly at Caesars Palace—where quarterly EBITDA was $22 million. That figure is up 16 percent from the $19 million posted for the fourth quarter of 2001 and up sequentially from the $5 million recorded for the third quarter of 2002, when the property experienced an abnormally low hold percentage on table games.

        The significant increase in EBITDA at Caesars Palace is due mainly to the implementation of controls that reduced promotional expenditures and other casino-related costs. RevPAR declined two percent from last year due to lower occupancy.

        Disciplined expense control at Paris/Bally's produced fourth quarter EBITDA of $44 million, up 63 percent from the fourth quarter of 2001, despite a decline in both slot and table volumes. Paris/Bally's continued to show strong year-over-year improvement in room rate and occupancy as RevPAR increased 15 percent.

        The Flamingo Las Vegas reported fourth quarter EBITDA of $21 million, up 50 percent from the fourth quarter of 2001. The property generated increased casino revenue, yet maintained constant casino expense levels. Room rates and occupancy both improved resulting in an 18 percent increase in RevPAR from the fourth quarter of 2001.

        Other Nevada properties—the Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin (and the Flamingo Reno in 2001)—recorded a combined $10 million in EBITDA for the fourth quarter. The improvement in these properties largely resulted from margin improvements at the Las Vegas Hilton and Caesars Tahoe.

Eastern Region

        EBITDA from Park Place's four Atlantic City casino resorts and management fees from its Dover Downs slot operation was $81 million, down six percent from the $86 million recorded for the fourth quarter of 2001. The results reflected unfavorable weather conditions in December. EBITDA margin for the Eastern Region was 23.5 percent in the fourth quarter of 2002, compared to 24.5 percent for the year-ago quarter.

        EBITDA for Bally's Atlantic City for the fourth quarter was $32 million, down 11 percent from the $36 million reported for the fourth quarter of 2001.

        At Caesars Atlantic City, EBITDA for the fourth quarter was $33 million, down three percent from $34 million reported for the fourth quarter of 2001. The Atlantic City Hilton generated EBITDA of $11 million for the fourth quarter of 2002, down from $12 million for the fourth quarter of 2001.

        Other Eastern Region properties—The Claridge Casino and Dover Downs—reported $5 million in EBITDA for the fourth quarter, compared to $4 million for the fourth quarter of 2001.

Mid-South Region

        Park Place's seven casino resorts in Indiana, Mississippi and Louisiana reported fourth quarter EBITDA of $56 million, up ten percent from the $51 million reported for the quarter ended December 31, 2001.

        Mid-South results reflected the continuing strong performances of Caesars Indiana and the Sheraton Tunica. EBITDA margin for the region was 21.6 percent in the fourth quarter of 2002, compared to 19.8 percent for the fourth quarter of 2001.

        Caesars Indiana reported a 25 percent increase in EBITDA, from $16 million in the fourth quarter of 2001 to $20 million for the fourth quarter of 2002. The resort continued to benefit from the initiation of dockside gaming in Indiana last summer and strong demand for rooms at the new 500-room luxury hotel, which opened in August 2001. The average daily room rate at Caesars Indiana in the fourth quarter was $75, up 12 percent over the fourth quarter of 2001. Occupancy climbed slightly, to 84 percent.

        Grand Casino Biloxi reported EBITDA of $9 million, down ten percent from the fourth quarter of 2001. Grand Casino Gulfport posted EBITDA of $8 million, down 20 percent from the $10 million reported for the fourth quarter of 2001.

        In northern Mississippi, Grand Casino Tunica reported EBITDA of $9 million, down ten percent from the year-ago quarter. EBITDA at Park Place's two other Tunica properties was $10 million, up 67 percent from the $6 million recorded in the fourth quarter of 2001. Sheraton Tunica drove those results with growth in casino revenues and stringent cost controls.

International

        Park Place's eight international properties reported combined EBITDA of $12 million for the fourth quarter, down 14 percent from the $14 million recorded in the fourth quarter of 2001. The decrease was due largely to the disposition of the company's ownership interest in Jupiters Limited. The company retained management agreements with Jupiters Limited and therefore recognizes ongoing management fees.

Capital Expenditures

        The company invested $136 million of capital during the fourth quarter of 2002. Maintenance expenditures were $87 million and investments in growth projects were $49 million. For the full year 2002, the capital program totaled $394 million. Of the $394 million total, $145 million was spent on growth projects primarily related to Caesars Palace in Las Vegas and the Gateway project in Atlantic City that connected the Claridge Casino to Bally's Atlantic City.

Other Items

        Non-recurring charges in the quarter included $9 million associated with a contract settlement with the company's former president and chief executive officer, who resigned in November 2002 and $43 million related to Bally's Lakeshore Casino in New Orleans.

        Under the terms of the New Orleans settlement, the company purchased the 50.1 percent of Bally's New Orleans owned by the partner. As a result, the company now owns 100 percent of Bally's New Orleans.

        Equity in earnings of unconsolidated affiliates was $4 million for the fourth quarter of 2002, compared to $8 million for the fourth quarter of 2001. The decrease is primarily related to the disposition of the company's ownership interest in Jupiters Limited.

        Corporate expense in the fourth quarter was $18 million compared to $17 million in fourth quarter 2001.

        Net interest expense in the quarter declined from $91 million to $85 million due to lower debt balances and lower interest rates on floating rate debt. Capitalized interest was $2 million in the fourth quarter, even with the $2 million reported in the comparable year-ago quarter. Quarterly interest income was $1 million compared to $2 million in the fourth quarter of 2001.

        The effective tax rate before non-recurring items in the fourth quarter was 43.3 percent compared to 44.8 percent in the fourth quarter of 2001.

        Share repurchases in the quarter were 100,000 shares at an average price of $6.40 per share. For the full year 2002, the company repurchased approximately two million shares at an average price of $9.03 per share.

Balance Sheet

        As of December 31, 2002, the company had a cash balance of $351 million and total debt of $4.9 billion, down from $5.3 billion at year-end 2001. The company had $1.3 billion undrawn on its credit facilities. The number of diluted shares outstanding was 301 million for the fourth quarter and 304 million for the year ended December 31, 2002.

Guidance

        Against the backdrop of economic and geo-political uncertainty, the introduction of new competition in the Atlantic City market, the growth of California Indian gaming and the risks associated with the introduction of new products and amenities at Caesars Palace in Las Vegas, Park Place is providing the following guidance. This guidance is based on current tax rates and structures. If or when tax changes are enacted, the company will update guidance accordingly.

	First Quarter 2003	Full Year 2003
EBITDA (in millions)	$275 - $285	$1,105 - $1,130
Diluted Earnings Per Share	$0.13 - $0.15	$0.52 - $0.57

        Preliminary data from January 2003, if continued through the remainder of the quarter, suggest that the company would achieve results at the high end of the first quarter guidance range. However, external threats such as the economy and war in Iraq prompt a more cautious outlook for the balance of the quarter.

        The backlog of capital expenditure projects at the end of 2002 was $623 million. Of this amount, approximately $60 million associated with the Saint Regis Mohawk Casino project in Sullivan County, New York will not be spent unless the New York State Court of Appeals rules favorably in the pending case challenging the constitutionality of New York State's casino statute.

        Of the $623 million total, $303 million is designated as maintenance capital and $320 million is new unit capital (including the $60 million set aside for the Mohawk casino project). Nearly $100 million of the maintenance capital backlog is slot-related, including the continued roll out of EZ Pay cashless slot technology. Nearly $75 million is related to room and public space refurbishments. Properties with significant new unit capital backlog include Caesars Palace ($130 million), Caesars Atlantic City ($55 million) and Flamingo Las Vegas ($32 million).

        The company cannot predict the precise timetable for investing the capital expenditure backlog. For comparison, capital expenditures in 2001 were $465 million against a beginning-of-year backlog of $568 million. Capital expenditures in 2002 were $394 million against a beginning-of-year backlog of $453 million.

        In addition, the company is reviewing plans to increase room capacity at Caesars Palace in Las Vegas and Caesars Atlantic City. The scope, cost and timing of these room-related projects have not been finalized, nor have they been approved by the company's Board of Directors.

        Preliminary cost estimates for the Caesars Palace project, which also includes additional meeting space, is $350 million, to be spent beginning in the second half of 2003 through the end of 2004. Preliminary cost estimates for the Caesars Atlantic City project are $200 million, to be spent beginning in the fourth quarter of 2003 through the second half of 2005.

        The company may modify the scope, cost and timing of these projects. Pending the outcome of the recently proposed tax increases in New Jersey, the company has suspended work on all new investments in Atlantic City.

        The company will attempt to manage the amount and timing of capital expenditures in a manner that does not increase the company's overall leverage, as measured by the ratio of total debt to EBITDA.

Investor Conference Call

        Park Place has scheduled an investor conference call for today at 8:00 a.m. PST (10:00 a.m. CST and 11:00 a.m. EST). The call can be accessed by calling 1-877-226-4294 or by visiting the Park Place web site at www.parkplace.com and clicking on the Investor tab. A replay of the conference call is available through February 13 by calling 1-800-642-1687 (reservation number 7444452) or by visiting the Park Place web site.

Annual Shareholders Meeting

        The Board of Directors has established May 21, 2003 as the date of the annual stockholders meeting, to be held in Atlantic City, New Jersey. The record date for the meeting is March 31, 2003. Pursuant to the company's bylaws, any stockholder proposal must be submitted to the company's secretary between February 21 and March 13, 2003.

Park Place Background

        Park Place Entertainment owns, manages or has an interest in 27 gaming properties operating under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 55,000 employees worldwide.

        Additional information on Park Place Entertainment can be accessed through the company's web site at www.parkplace.com .

        NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the company's Quarterly Reports on Form 10-Q for the quarters ending March 31, 2002, June 30, 2002 and September 30, 2002. These reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

# # #

Financial tables follow

PARK PLACE ENTERTAINMENT
Summary Statements of Operations
(Amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net revenue	$1,106	$1,102	$4,652	$4,581

Operating costs and expenses	864	899	3,505	3,496
Depreciation and amortization	113	132	470	526
Pre-opening expense	—	—	1	2
Non-recurring items	52	—	62	143

Total costs and expenses	1,029	1,031	4,038	4,167

Equity in earnings of unconsolidated affiliates	4	8	29	50

Operating profit before corporate expense	81	79	643	464
Corporate expense	18	17	69	57

Operating income	63	62	574	407
Net interest expense	85	91	350	385
Investment (gain) loss	—	—	(44)	32

Income (loss) before taxes, minority interest and cumulative effect of accounting change	(22)	(29)	268	(10)
Income tax provision (benefit)	(5)	(13)	104	12
Minority interest, net	1	—	6	2

Income (loss) before cumulative effect of accounting change	(18)	(16)	158	(24)
Cumulative effect of accounting change	—	—	(979)	—

Net loss	$(18)	$(16)	$(821)	$(24)

Net loss per share
Basic	$(0.06)	$(0.05)	$(2.73)	$(0.08)
Diluted	$(0.06)	$(0.05)	$(2.70)	$(0.08)
Adjusted net income (loss) per share
Basic	$0.05	$(0.01)	$0.53	$0.48
Diluted	$0.05	$(0.01)	$0.53	$0.48
Weighted average shares outstanding
Basic	301	301	301	299
Diluted	301	301	304	299

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)
(unaudited)

	Net Revenues				EBITDA(1)
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001	2002	2001	2002	2001
WESTERN REGION
Paris/Bally's	$165	$148	$664	$650	$44	$27	$189	$167
Caesars Palace	116	132	456	496	22	19	81	87
Flamingo Las Vegas	72	63	290	288	21	14	91	91
Other	129	130	549	603	10	—	62	60

	482	473	1,959	2,037	97	60	423	405
EASTERN REGION
Bally's Atlantic City	122	124	534	527	32	36	177	172
Caesars Atlantic City	119	119	517	484	33	34	169	156
Atlantic City Hilton	67	71	292	299	11	12	65	68
Other	36	37	156	94	5	4	24	16

	344	351	1,499	1,404	81	86	435	412
MID-SOUTH REGION
Grand Biloxi	52	56	230	236	9	10	48	54
Grand Tunica	48	51	213	216	9	10	42	42
Caesars Indiana	69	60	277	221	20	16	78	60
Grand Gulfport	41	44	185	186	8	10	47	47
Other	49	46	200	189	10	5	41	30

	259	257	1,105	1,048	56	51	256	233
INTERNATIONAL	21	21	89	92	12	14	62	85
CORPORATE	—	—	—	—	(18)	(17)	(69)	(57)

TOTAL	$1,106	$1,102	$4,652	$4,581	$228	$194	$1,107	$1,078

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening expense, non-recurring items and investment (gain) loss.

PARK PLACE ENTERTAINMENT
Supplemental Information
(unaudited)

Statistical Information

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
WESTERN REGION
Average Daily Rate	$90	$87	$90	$90
Occupancy Percentage	86%	82%	89%	89%
Table Hold Percentage	15.0%	16.4%	15.6%	15.3%
EASTERN REGION
Average Daily Rate	$84	$86	$88	$91
Occupancy Percentage	95%	96%	97%	97%
Table Hold Percentage	14.8%	15.6%	15.4%	15.3%
MID-SOUTH REGION
Average Daily Rate	$56	$55	$59	$57
Occupancy Percentage	84%	86%	89%	90%
Table Hold Percentage	16.7%	15.6%	16.5%	16.1%
INTERNATIONAL
Average Daily Rate	$77	$78	$78	$82
Occupancy Percentage	70%	68%	68%	68%
Table Hold Percentage	15.4%	16.2%	16.2%	16.6%

PARK PLACE ENTERTAINMENT
Supplemental Information
(Amounts in millions, except per share amounts)
(unaudited)

Reconciliation of Net Loss to Adjusted Net Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net loss	$(18)	$(16)	$(821)	$(24)
Adjustments:
Cumulative effect of accounting change related to goodwill	—	—	979	—
Non-recurring items:
CEO contract settlement	9	—	9	—
Belle of Orleans transaction	43	—	43	—
Enron contract settlement	—	—	8	—
Gulf Coast storm damage	—	—	2	—
Las Vegas Hilton writedown	—	—	—	124
Loss on sale of Flamingo Reno	—	—	—	19
Investment (gain) loss	—	—	(44)	32
Goodwill amortization	—	13	—	50
Pre-opening expense	—	—	1	2
Income taxes on adjustments	(18)	—	(17)	(59)

Adjusted net income (loss)	$16	$(3)	$160	$144

Adjusted net income (loss) per share
Basic	$0.05	$(0.01)	$0.53	$0.48
Diluted	$0.05	$(0.01)	$0.53	$0.48
Weighted average shares outstanding
Basic	301	301	301	299
Diluted	301	301	304	299

Reconciliation of Operating Income to EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Operating income	$63	$62	$574	$407
Adjustments:
Depreciation and amortization	113	132	470	526
Pre-opening expense	—	—	1	2
Non-recurring items	52	—	62	143

EBITDA	$228	$194	$1,107	$1,078

QuickLinks

Park Place reports financial results for fourth quarter and full year 2002
PARK PLACE ENTERTAINMENT Property Operating Information (Amounts in millions) (unaudited)